EXHIBIT 10.1

APOLLO GOLD CORPORATION

5655 S. Yosemite Street, Suite 200
Greenwood Village, CO 80111

                                                                                                                  December 9, 2009
Elkhorn Goldfields LLC
P.O. Box 370657
Denver, CO  80237

Attention:  Patrick W.M. Imeson, Chairman

Dear Pat:

Re:	Letter of Intent (the "Letter of Intent") dated September 30, 2009, as amended October 21, 2009, between Elkhorn Goldfields LLC ("Elkhorn") and Apollo Gold Corporation ("Apollo")

Subject to the completion of all necessary due diligence investigations by Apollo and the satisfaction of the other closing conditions described herein, this letter (the "Letter" or "Letter Agreement") amends and replaces the Letter of Intent between Elkhorn and Apollo, which is attached hereto as Schedule "A", pursuant to which Elkhorn has agreed to purchase all the outstanding capital stock in Montana Tunnels Mining Inc. ("MTMI"), an indirect wholly owned subsidiary of Apollo, which includes the 50% interest held by MTMI in the joint venture agreement with Elkhorn Tunnels, LLC (an affiliate of Elkhorn), the Diamond Hill mine and mill and any and all ancillary assets, for a purchase price of US$9,462,091 (less pre-paid adjustments see #4), payable as described in the Letter of Intent (the "Transaction"). This Letter Agreement provides the amended terms upon which Elkhorn, Apollo and the other parties hereto intend to complete the Transaction along with the related transactions described herein.  The parties hereto agree as follows:

1.
Assignment of Debt and Related Security.  Elkhorn and the beneficiaries identified in those Deeds of Trust (the "Deeds of Trust") listed on part 1 of the attached Schedule "B" (collectively, the "Lenders") shall assign and transfer to Apollo that certain Promissory Note dated August 1, 2003, from Calais Resources, Inc. and Aardvark Agencies, Inc., as Borrowers, in favor of the Note Holders listed therein, as amended by that Allonge to Promissory Note dated December 15, 2005 (collectively, and together with any replacements or amendments thereto or thereof, the "Original Notes") in the amount of (including principal and interest) approximately US$7,700,000, as well as their interest in the August 1, 2003 Loan Agreement related thereto, and all of the beneficiaries' right, title and interest in and to those Deeds of Trust, which are registered, as security for the repayment of the Original Notes, against the Cross-Caribou Mine property located in Caribou, Colorado near Nederland, as detailed hereto in the attached Schedule "C" (the "Caribou Property").  The Caribou Property is owned in fee simple by Calais Resources, Inc. ("Calais"), as to the properties set forth in Part 1 of Schedule C, and Aardvark Agencies, Inc. ("Aardvark"), as to the properties set forth in Part 2 of Schedule C.  Those Deeds of Trust give the beneficiaries thereto a perfected, first priority security interest in the Caribou Property.  In addition to the amount represented by the Original Notes, Calais has borrowed approximately US$1,382,091 (the "Additional Caribou Loan") from Elkhorn and the Lenders which is not currently represented by any promissory notes or related security documentation, and such amount has been expended on the Caribou Property.  Calais has also borrowed approximately US$380,000 (the "Congo Loan") from Elkhorn and the Lenders pursuant to an unsecured promissory note (the "Congo Note"), such Congo Loan having been used by Calais to purchase a mining property known as the Congo Chief Mine which is located in the Consolidated Caribou Mines District, as detailed hereto in the attached Schedule "D".  Elkhorn and the Lenders shall also assign and transfer to Apollo their interest as creditors in the Additional Caribou Loan and the Congo Loan, the latter being represented by the Congo Note, as well as any loan agreements and security documents related thereto.

2.
Additional Promissory Note.  Calais shall enter into promissory note, for $1,382,091, in favor of Apollo, to evidence the obligation to repay the Additional Caribou Loan (the "Caribou Note"), secured by Calais' interest in the Caribou Property.

3.
Transfer of MTMI.  As consideration for the assignments described in Section 1 hereto, Apollo shall at the closing of the Transaction transfer to Elkhorn clear title to all of the issued and outstanding securities of MTMI such that Elkhorn will become the 100% owner of MTMI.

4.
Back-in Right to Caribou Property and Other Properties.  Apollo may in its sole discretion engage in negotiations with Calais to convert Apollo’s interest in the Original Notes, the Congo Note and the Caribou Note (collectively the "Notes") into a joint venture interest with Calais for development of the Caribou Property and other Calais properties (the "Calais JV Interest").  Should Apollo do so prior to June 1, 2010, Elkhorn shall have the right to acquire 50% of Apollo’s interest in the Calais JV Interest by making a cash payment to Apollo by July 1, 2010 of $5,000,000, and thereafter timely contributing $3,750,000 to the JV development budget submitted by Apollo  (Matching value of US$9,462,091 less $250,000 in advance payments, less accrued cash credit differential of approximately $462,091 ($9,462,091 - $250,000 - $462,091 = $8,750,000.), for an approximate payment of no less than $8,750,000.  For example, if Apollo enters into a joint venture on the Caribou Property with Apollo having a 60% interest and Calais a 40% interest, Elkhorn shall have the right to earn 50% of Apollo's 60% JV Interest (i.e. a 30% interest in the joint venture) by making total cash payments totalling $8,750,000 as set forth above.  Upon Elkhorn exercising the option described in this Section 4, Elkhorn would be subject to all rights and obligations of a joint venture participant as detailed in the joint venture documentation agreed to by Apollo and Calais.  Should Apollo not be successful in converting its interest in the Notes into the Calais JV Interest by June 1, 2010, Elkhorn shall have the option to acquire the Notes by payment to Apollo on or before July 1, 2010 of $8,750,000 plus (i) accrued interest and (ii) if acquired by Apollo, the face value of the indebtedness obligation in respect of the Secondary Lien (as defined in Section 5 below), regardless of the actual amount of cash or other consideration paid by Apollo to acquire that indebtedness obligation.  Further, should Apollo acquire 100% of the issued and outstanding securities of Calais such that Calais becomes a wholly owned subsidiary of Apollo, Elkhorn shall have the right to participate on the same basis as Apollo to acquire up to 50% of the position acquired by Apollo.  If additional capital is spent on the Caribou Property prior to June 1, 2010, the final purchase price payment of US$8,750,000 shall be adjusted on the basis of the capital expended within the JV.

5.
Secondary Lien.  In addition to the liens described in Section 1 hereto, the Caribou Property is subject to a secondary lien in favor of the Duffy Group, as set forth on part 2 of Schedule "B" (the "Secondary Lien") to secure a repayment obligation (including principal and interest) of approximately US$850,000.  In the event that Apollo purchases the Secondary Lien and the indebtedness secured thereby, if Elkhorn exercises the option described in Section 4 hereto, at the time of exercising such option Elkhorn shall be required to reimburse Apollo in cash for 50% of the purchase price for the Secondary Lien.

6.
Due Diligence Investigations.  Elkhorn and Calais will forthwith make available (and Elkhorn shall cause the Lenders to make available) to Apollo and its authorized representatives all pertinent documents, including title, ownership, corporate, financial and technical information and other data relating to the Notes, the Deeds of Trust, the Additional Caribou Loan, the Congo Loan, the Secondary Lien and the Caribou Property.  In the event Apollo provides Elkhorn with notice prior to the execution of definitive documents that Apollo is not satisfied with its due diligence investigations, none of the parties shall have any further rights or obligations to the other pursuant to this Letter Agreement effective as of the date of such notice.

7.	Conditions to Closing. The closing of the Transaction described herein is subject to the satisfaction of following conditions:

(a)	satisfactory completion by Apollo (in its sole discretion) of it due diligence investigations;

(b)	the receipt of all requisite board approvals and third-party approvals, including without limitation Apollo's secured lenders; and

(c)
the execution and delivery by all of the appropriate parties, including without limitation the Lenders, of formal binding agreements, which shall contain standard representations and warranties of the parties thereto.

The closing of the Transaction shall occur at the date and time set forth in the formal binding agreements.  In the event that the closing conditions described in this Section 7 are not satisfied by December 30, 2009, subject to the provisions of the following sentence, this Letter Agreement shall terminate immediately and the existing joint venture agreement with respect to the Montana Tunnels mine shall remain in full force and effect and Apollo shall continue to have such rights and remedies available therein, as supplemented by paragraph 3 of the side letter dated October 21, 2009 (the “October 21 Side Letter”) between Apollo and Elkhorn. If the closing conditions described in this Section 7 are not met by December 30, 2009, or should respective Boards or third parties fail to approve this transaction, or for any other reasons should this Letter Agreement be terminated, Elkhorn shall have 3 business days from such termination date to make any and all payments that are in arrears under the October 21, 2009 agreement, and if Elkhorn timely does so, the Letter of Intent, as modified by the October 21 Side Letter, shall be reinstated.

8.
Further Assurances. The parties shall execute or cause to be executed all such instruments and other documents and shall do or cause to be done all such other acts and things as may be necessary or desirable to carry out and give effect fully to the provisions and intent of this Letter Agreement.  Without limiting the foregoing, Elkhorn shall specifically be responsible for obtaining the consent of all of the Lenders to this Letter Agreement and the transactions contemplated hereby.

9.
Confidentiality.  Information concerning this Letter Agreement and the formal agreements or any matters arising from or in connection therewith will be treated as confidential by the parties and will not be disclosed by any party to any other person (other than an affiliate or any legal, accounting or other professional advisors) without the prior written consent of the other party, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of any applicable laws or stock exchange requirements or for accomplishment of the purposes of this Letter Agreement or the formal agreements.  Notwithstanding the foregoing, the parties agree that Apollo shall issue a press release announcing the entry into this Letter Agreement, which Elkhorn shall have the opportunity to review and comment on.

10.
Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of Colorado applicable therein (other than any conflicts of law principles that would result in the application of the laws of any other jurisdiction) and the parties agree to attorn to the non-exclusive jurisdiction of the courts of the State of Colorado.

11.	Expenses. Each party will be responsible for their own costs of completing the Transaction contemplated by this Letter Agreement.

12.
Counterparts; Invalidity. This Letter Agreement may be executed in one or more counterparts, including by facsimile, each of which, when so executed, will be deemed to be an original, but all such counterparts will be one and the same Letter Agreement. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions.

13.
Acceptance.  If the foregoing is acceptable to all of the parties set out below, please sign in the spaces provided below and return it to us by no later than 5:00 p.m. (Denver, Colorado local time) on December 9, 2009. If not accepted by all of the parties below by such time on such date, this proposal shall terminate automatically without liability on the part of any party. This letter may be signed in one or more counterparts (by original or facsimile or electronic signature), each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

Yours truly,

APOLLO GOLD CORPORATION

Per:  /s/ R. David Russell
R. David Russell
President and Chief Executive Officer

The above proposal is hereby accepted this 9th day of December, 2009.

ELKHORN GOLDFIELDS LLC

Per: /s/ Patrick W.M. Imeson
    Patrick W.M. Imeson, Chairman

Accepted and agreed to this 9th day of December, 2009.

CALAIS RESOURCES, INC.,
and
CALAIS RESOURCES COLORADO, INC.

Per: /s/ David K. Young
Name: David K. Young
Title:  President and CEO